Exhibit 99.1

NEWS RELEASE

Contact: Amy Baker, Communications / Office: 412-820-1616/ abaker@tollgrade.com
TOLLGRADE REPORTS FIRST QUARTER 2010 RESULTS
ACCELERATES PLANS TO INCREASE PROFITABILITY AND CASH FLOW
PITTSBURGH, PA April 28, 2010 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of network service assurance test products and solutions, today reported revenue of approximately $11.2 million and a loss of $1.7 million, or $(0.13) per share, for the first quarter ended March 31, 2010. Revenue for the quarter was slightly higher than the mid-point of the Company’s earlier guidance of $10 million to $12 million and was over 8% higher than revenue for the first quarter of 2009. In comparison, revenue and losses from continuing operations for the first quarter of 2009 were approximately $10.3 million and $1.0 million, or $(0.08) per share. The per share results for the first quarter of 2010 include the effects of severance charges of approximately $1.7 million due primarily to a workforce reduction as a result of the Company’s efforts to increase profitability. On a non-GAAP basis, excluding the effect of severance charges and stock-based compensation expense, the Company earned $0.05 per share from continuing operations during the first quarter of 2010 versus a non-GAAP loss of $(0.04) per share from continuing operations during the first quarter of 2009.
“We have accelerated our plans to improve our profitability and cash generation capabilities by significantly reducing our operating expense structure. We are positioning the Company to achieve stronger profitability levels going forward while continuing to focus our efforts on securing revenue from new customer projects as well as long term maintenance agreements. Our efforts to reduce operating costs will not affect our ability to continue to deliver the level of service our customers have come to expect,” said Joseph Ferrara, President and Chief Executive Officer.
The additional efforts to reduce operating costs and improve profitability are expected to yield more than $5.8 million in annualized salary and benefits savings. Management expects the reductions and transition process to be completed by the end of the second quarter, which would enable the Company to achieve virtually 100% of the annualized savings on a forward looking basis beginning July 1, 2010.
Mr. Ferrara went on to say, “We recently finalized a three year maintenance contract with the global network equipment manufacturer referenced in our fourth quarter 2009 results and also received an extension on another significant maintenance agreement currently under negotiation. We received purchase orders earlier this month for a new DigiTest® ICE™ and LoopCare™ installation in Europe and we have multiple customer trials underway that we believe will create revenue opportunities later this year.”
Order backlog for firm customer purchase orders, software maintenance contracts and managed services contracts was $15.7 million as of March 31, 2010 compared to a backlog of $15.6 million as of December 31,

2009. Management expects that approximately 30% of the current total backlog will be recognized as revenue in the second quarter of 2010 and a total of $12.6 million of the March 31, 2010 backlog will be recognized by the end of 2010.
During the first quarter of 2010, the Company repurchased approximately 10,600 shares of its common stock pursuant to the Company’s stock repurchase program at a cost of approximately $69,000. The Company’s cash and short-term investments position decreased to $63.8 million, a decrease of $2.2 million from December 31, 2009, reflecting cash used for severance payments related to the workforce reduction that occurred in October 2009, incentive plan payments, and international tax payments.
Second Quarter 2010 Outlook
“We expect revenue to be in the range of $11 million to $13 million for the second quarter of 2010. We are optimistic that our cost reduction activities will improve our profitability in the second quarter and beyond. We believe our collective revenue opportunities and cost reduction activities will enable us to improve profitability and unlock additional shareholder value,” said Mr. Ferrara.
Conference Call and Webcast
A conference call to discuss earnings results for the first quarter 2010 will be held on Thursday, April 29, 2010 at 9:00 a.m. Eastern Time.
The telephone number for U.S. participants is 1-888-338-8373 (international: +1-973-872-3000). Please reference Tollgrade’s First Quarter 2010 Results Conference Call.
The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, follow this link http://investors.tollgrade.com/events.cfm or simply go to the www.tollgrade.com home page and select the Join the Webcast link.
The call will be available for replay via web access starting at approximately 12:00 noon ET on April 29, and will be available for the next twelve months from the Public & Investors page at www.tollgrade.com.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies and power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended
	March 31, 2010	March 28, 2009
Revenue
Products	$4,222	$5,829
Services	6,945	4,488

Total revenue	11,167	10,317

Cost of sales:
Products	1,814	2,785
Services	1,993	1,424
Amortization of Intangible Assets	400	641
Severance	468	183

Total cost of sales	4,675	5,033

Gross Profit	6,492	5,284

Operating expenses:
Selling and marketing	2,063	1,655
General and administrative	2,218	2,575
Research and development	2,360	2,036
Severance	1,258	63

Total operating expenses	7,899	6,329

Loss from operations	(1,407)	(1,045)
Other (expense)/income	(409)	118

Loss before income taxes	(1,816)	(927)

(Benefit)/Provision for income taxes	(153)	97

Loss from continuing operations	(1,663)	(1,024)

Loss from discontinued operations	—	(199)

Net loss	$(1,663)	$(1,223)

Diluted earnings per-share information:
Weighted average shares of common stock	12,656	12,679

Net loss per common share	$(0.13)	$(0.10)

Net loss per common share from continuing operations	$(0.13)	$(0.08)
Net loss per common share from discontinued operations	$0.00	$(0.02)

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$63,757	$66,046
Accounts and Other receivables	9,107	8,005
Inventories	1,851	2,119
Prepaid expenses and deposits	781	759
Property and equipment, net	2,903	3,101
Intangible assets	6,563	7,110
Other assets	1,110	547

Total assets	$86,072	$87,687

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$7,716	$7,933

Long-Term Liabilities	1,970	2,011

Total liabilities	9,686	9,944

Total shareholders’ equity	76,386	77,743

Total liabilities and shareholders’ equity	$86,072	$87,687

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Explanation of Non-GAAP Measures
We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the charges associated with stock-based compensation expense and restructuring initiatives, which are primarily severance costs. The aforementioned charges have not been adjusted for income tax effects due to our significant net operating loss carry-forwards. These non-GAAP financial measures are provided to enhance the reader’s overall understanding of our first quarter 2010 and 2009 financial performance. We believe that by excluding these charges, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing core operating performance, evaluating ongoing business operations and comparing results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information, therefore, may not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three month periods ended March 31, 2010 and March 28, 2009, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from, or as a substitute for, comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items:
•	Severance expenses: For the three month periods ended March 31, 2010 and March 28, 2009, we have excluded the effect of our restructuring and cost reduction programs from our GAAP gross profit, operating expenses, loss from operations, loss from continuing operations and diluted EPS from continuing operations. The costs associated with these restructuring programs during these timeframes included charges primarily associated with employee severance. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense: For the three month periods ended March 31, 2010 and March 28, 2009, we have excluded the effect of employee stock-based compensation expense from our GAAP gross profit, loss from operations, loss from continuing operations, and diluted EPS from continuing operations. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.

Reconciliation to GAAP- Quarter Ended March 31, 2010 (Unaudited)

						Diluted EPS
(In thousands,		Gross			Loss from	from
except per share	Gross	Profit	Operating	Loss from	Continuing	Continuing
amount)	Profit	Percentage	Expenses	Operations	Operations	Operations

GAAP Reported Results	$6,492	58.2%	$7,899	$(1,407)	$(1,663)	$(0.13)
Severance Costs	468	4.2%	1,258	1,726	1,726	0.14
Stock-based Compensation	18	0.1%	488	506	506	0.04

Non-GAAP Results, Excluding special items	$6,978	62.5%	$6,153	$825	$569	$0.05

Reconciliation to GAAP- Quarter Ended March 28, 2009 (Unaudited)

						Diluted EPS
(In thousands,		Gross			Loss from	from
except per share	Gross	Profit	Operating	Loss from	Continuing	Continuing
amount)	Profit	Percentage	Expenses	Operations	Operations	Operations

GAAP Reported Results	$5,284	51.2%	$6,329	$(1,045)	$(1,024)	$(0.08)
Severance Costs	183	1.8%	63	246	246	0.02
Stock-based compensation	17	0.2%	272	289	289	0.02

Non-GAAP Results, Excluding special items	$5,484	53.2%	$5,994	$(510)	$(489)	$(0.04)

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the second quarter 2010, our profit levels going forward and our ability to unlock shareholder value. We caution readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. We disclaim any current intention to update these “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason. In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements”: (a) our inability to realize the benefits of our revenue initiatives and our efforts to reduce our cost structure, in either case due to unforeseen delays, changes in our markets or other factors, and the risk that these initiatives will not promote revenue growth or restore profitability in the timeframe or to the degree that we anticipate; (b) the risk that our previous cost-cutting initiatives may have impaired, or that our current and future initiatives may impair, our ability to effectively develop and market products and remain competitive in our markets; (c) possible delays in, or the inability to complete, negotiation and execution of purchase and service agreements with new or existing customers, in particular, a new or extended contract with a major customer whose maintenance services agreement was extended through the second quarter of 2010 pending negotiations for a new or extended contract; (d) the inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new products and solutions beyond the timeframes anticipated or at all; (e) our reliance on third party products and services for a portion of our revenue, in particular, our OEM relationship for our protocol analyzer products and related services; (f) our inability to recognize all or a portion of our backlog as expected, due to delays in shipment or other factors; (g) changes in exchange rates of foreign currencies in which we transact business relative to the U.S. dollar; (h) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (i) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (j) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (k) the ability to manage the risks associated with and to grow our business; (l) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2009 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
™ ICE is a trademark of Tollgrade Communications, Inc.
™ LoopCare is a trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.